EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
The Hershey Company:

We consent to the incorporation by reference in the registration statements (File No. 333-128375, File No. 333-25853, File No. 333-33507, File No. 33-45431, File No. 33-45556, File No. 333-52509 and File No. 333-107706) on Forms S-8 and S-3 of The Hershey Company of our reports dated February 27, 2006, with respect to the consolidated balance sheets of The Hershey Company and subsidiaries as of December 31, 2005 and 2004, the related consolidated statements of income, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of The Hershey Company.

Our report on the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, in the year ended December 31, 2005 and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, on June 30, 2003.

/s/ KPMG LLP

New York, New York
February 28, 2006